Exhibit 10.3

May 13, 2008

Mr. Robert F. Reich

150 S. Kainalu Drive

Kailua, HI 96734

Dear Bob:

This letter serves to amend, effective March 7, 2008 (the “Amendment Effective Date”) except as provided in Paragraphs 1 and 2 below, your employment letter agreement with Hawaiian Telcom Communications, Inc. (the “Company”) effective as of March 8, 2007 (the “Employment Agreement”).  Notwithstanding anything herein to the contrary, you will continue to be an employee at-will of the Company.

1.             Effective May 6, 2008, your position is changed from Senior Vice President and interim Chief Financial Officer to Senior Vice President and Chief Financial Officer.  You will report directly to the Company’s Chief Executive Officer, subject to change as deemed appropriate by the CEO.  You will devote your best efforts and full business time to the Company.  Your duties and responsibilities may be modified or expanded from time to time, as deemed appropriate by the CEO.

2.             Your salary will be increased effective as of the Amendment Effective Date to an annual base salary of $235,000.00, which will be payable in accordance with the Company’s customary payroll practices, and further increased to $312,000.00 effective May 6, 2008.  This covers your promotion and the merit increase you otherwise would receive on or about March 7, 2008.  Paydays are expected to be every other Friday (total of 26 pay days a year).  Your paycheck shall be delivered to you or made available to you on such dates.  If a payday falls on a holiday or weekend, you may pick up your paycheck on the weekday immediately preceding the payday.

3.             Subject to your execution of the Business Protection Agreement referred to in Paragraph 8 below, you will be eligible to participate in an annual performance-based bonus plan (the “Bonus Plan”) established by the Company’s Board of Directors (the “Board”) at a target level that is consistent with the Company’s Bonus Plan (currently specified as 75% of your bonus-eligible salary) as it may be amended from time to time by the Board or Compensation Committee thereof.  The actual bonus, if any, shall be pursuant to the terms and conditions set forth in the Bonus Plan and shall be payable at such time as bonuses are paid to other  executive officers who participate therein. Payment of any annual bonus described in this Paragraph 3 will be subject to your continued employment by the Company through the date the bonus is paid pursuant to the Bonus Plan, except in the event Paragraph 7(ii) below applies.  In the event the Company modifies the target levels or other terms and conditions of the Bonus Plan applicable to the Senior Vice Presidents of the Company, the target level or other Bonus Plan terms and conditions applicable to you will be modified on a consistent basis.

4.             You will be eligible to receive one or more additional grants of nonqualified stock options (in addition to the option previously granted to you) to purchase a number of shares of the common stock of Hawaiian Telcom Holdco, Inc. pursuant to the Company’s stock option plan that are consistent with the long-term plan for the Company’s stock option plan to be determined by the Company’s Board or Compensation Committee thereof.  In the event the Company’s stock option plan and/or the stock options of the Senior Vice Presidents of the Company are modified, the stock options issued to you will be modified on a consistent basis.

5.             You will participate in all Company employee benefits plans and programs (and to receive any other fringe benefits) made available to Senior Vice Presidents of the Company on a basis commensurate with your position, subject to the Company’s prerogative to change or discontinue such plans or benefits in accordance with business needs. You will continue to be entitled to three weeks paid vacation each calendar year.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and you.  Beginning with the 2008 year, paid vacation for a calendar year that has not been taken by you during such calendar year shall carry over to any subsequent period up to an increased maximum accumulated six weeks. In the event the Company modifies the employee benefits applicable to the Senior Vice Presidents of the Company (including paid vacation and carryover thereof), the employee benefits applicable to you will be modified on a consistent basis.

6.             Immediately following payment of your housing allowance for May 2008, your housing allowance will terminate.

7.             In the event that your employment is terminated by the Company without Cause, the Company shall, subject to your execution of a general waiver and release of claims agreement in the Company’s customary form:

(i) continue to pay, in accordance with normal payroll practices, your base salary for the period beginning on the date of such termination of employment (“Date of Termination”) and ending on the earliest to occur of (a) the one year anniversary of the Date of Termination,  (b) the first date you violate any covenant contained in the Hawaiian Telcom Business Protection Agreement referred to in Paragraph 8 below, or (c) the first date of your employment or consultancy (whether as an employee, independent contractor, or otherwise) with another company based on more than twenty (20) hours per week (and you agree to inform the Company immediately upon your becoming such an employee or consultant with another company), such period referred to as the “Salary Continuation Period”;

(ii) pay you a pro-rated bonus for the year of termination, which except for the pro-ration shall be pursuant to the terms and conditions set forth in the Bonus Plan and shall be payable at such time as bonuses are paid to other executive officers who participate therein;

(iii) continue coverage (at the Company’s expense), for the period set forth in clause (i) above, for you and any dependents under all Company group health benefit plans in which you and any dependents were entitled to participate immediately prior to the Date of Termination, excluding Exec-U-Care or similar supplemental coverage policies for senior executives;

(iv) reimburse you, in the event such termination occurs prior to the third anniversary of the Effective Date of your Employment Agreement, for all reasonable relocation expenses incurred by you due to your relocation back to the mainland United States at a location of your choice, in accordance with the Company’s relocation plans and policies and subject to a limit of the lesser of (a) 30% of your annual base salary and (b) $100,000; and

(v) reimburse you, in the event such termination occurs prior to the third anniversary of the Effective Date of your Employment Agreement, for any broker commissions (up to 6%) paid on the sale of your home in Hawaii in connection with the relocation described in clause (iv) above, offset by any amount that the selling price exceeds your cost basis in the home.

With respect to any reimbursements paid to you pursuant to clauses (iv) and (v) above which are taxable to you, you will be entitled to receive an additional payment from the Company in an amount such that, after payment by you of all income taxes imposed on the reimbursements and the additional payment, you would retain an amount equal to such reimbursements.  In the event the Company modifies the Salary Continuation Period or other terms of the severance benefits applicable to Senior Vice Presidents of the Company, the severance benefits described in this Paragraph 7 will be modified on a consistent basis.

8.             You will be required to sign and abide by the Hawaiian Telcom Business Protection Agreement in the form attached hereto as Exhibit A.

9.             You shall be subject to the rules, regulations and restrictions set for in the Company’s applicable Code of Business Conduct, employee handbook or any other similar policy or plan including but not limited to any applicable non-competition and confidentiality restrictions.

10.           All payments to you under this letter shall be reduced by all applicable withholdings required by Federal, state or local law.

11.           You will be required to sign and abide by the arbitration agreement attached hereto as Exhibit B, dealing with any legal claims which you or the Company may have in connection with your employment.

Please indicate your acceptance of the terms and provisions of this letter by signing both copies of this letter and returning one copy to me.  The other copy is for your files.  By accepting this position, you acknowledge that the terms of this letter supersede any conflicting terms of your Employment Agreement.  By signing below, you acknowledge and agree that you have carefully read this letter in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company.  This letter shall be governed and construed under the internal laws of the State of Hawaii and may be executed in several counterparts.

Congratulations on your promotion.  I look forward to working with you in your new capacity.

Very truly yours,

/s/ Kevin J. Nystrom
Kevin J. Nystrom
Chief Operating Officer

Agreed and Accepted:

/s/ Robert F. Reich
Robert F. Reich